Exhibit FILING FEES.

Calculation of Filing Fee Table

…Form S-8………..

(Form Type)

…………………………Navidea Biopharmaceuticals, Inc.…………………………..

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(a) and Rule 457(h)	10,000,000(3)	$.0568	$568,000	$147.60 per $1,000,000	$83.84
Total Offering Amount					$568,000		$83.84
Total Fee Offsets							—
Net Fee Due							$83.84

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) shall also cover any additional shares of common stock, par value $0.001 per share, of the Registrant (“Common Stock”) that become issuable under the Registrant’s 2023 Equity Incentive Plan (“2023 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of the Registrant’s outstanding shares of Common Stock.

(2)

The proposed maximum offering price per share has been estimated in accordance with Rules 457(a) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the over-the-counter market on December 19, 2023., which date is within five business days prior to filing this Registration Statement.

(3)	Represents 10,000,000 shares of the Registrant’s Common Stock that are available for issuance pursuant to the 2023 Plan.